EXHIBIT 99.1

Contacts Media: Sue Ann Pentecost +1 919 456 5890 sueann.pentecost@rtp.ppdi.com Analysts/Investors: Craig Eastwood +1 910 558 7585 craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Names Christine Dingivan, M.D.,

Executive Vice President and Chief Medical Officer

WILMINGTON, N.C. (July 22, 2008) – PPD, Inc. (Nasdaq: PPDI) today announced it has appointed Christine Dingivan, M.D., as executive vice president and chief medical officer. She provides strategic direction for global regulatory affairs and pharmacovigilance, biomarker discovery sciences, Phase I, and bioanalytical and cGMP lab services. In addition, she holds primary responsibility for medical assessment of clinical data as well as adherence to ethical standards and good laboratory practices.

Prior to joining PPD, Dr. Dingivan spent 12 years with MedImmune, a worldwide biologics business acquired by AstraZeneca PLC in 2007. She most recently served as senior vice president of clinical development and operations, having previously held a number of roles with increasing responsibility. Among her many contributions, she oversaw strategic development and implementation of global clinical research programs across all therapeutic areas, provided senior clinical leadership for U.S. and European regulatory applications, and chaired the clinical safety monitoring committee.

“Exceptional scientific, leadership and communications skills define Christine Dingivan,” said Fred Eshelman, chief executive officer of PPD. “With her in-depth experience in clinical development, strategic operations and medical affairs gained during her long tenure with MedImmune, she will play a key role in helping us advance our clients’ products through development. I am pleased to welcome her to PPD.”

Dr. Dingivan earned her undergraduate degree in bioengineering from the University of Pennsylvania and medical degree from Dartmouth Medical School. She trained in general surgery at Northwestern University Medical School, Department of Surgery.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 31 countries and more than 10,400 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the above-named employee’s performance, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the

PPD names executive vice president and chief medical officer / Page 2 assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; competition within the outsourcing industry; continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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